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                                                                    Exhibit 23.1

                       Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 1998 which appears on page F-1 of The Equitable Companies Incorporated's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules which appears on page F-54 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.


Price Waterhouse LLP
New York, New York
March 31, 1998